EXHIBIT 99.1

nCoat Signs Definitive Agreement to Acquire Metallic Ceramic Coatings, Inc.
Tuesday, June 19, 2007

--Known in the Market Place as JET-HOT(R), New Acquisition Should Double nCoat Gross Revenue--

nCoat, Inc. (OTCBB: NCOA) ("nCoat" or the "Company") today announced that it has signed a definitive agreement to acquire all the capital stock of MCC, Inc. (Metallic Ceramic Coatings or "MCCI"), doing business in the marketplace under the brand of JET-HOT® Coatings. The combination of MCCI/ JET-HOT® and other nCoat operating companies, at current annual revenue levels, should achieve approximately two times nCoat's current revenue run-rate.

"The acquisition of MCCI/ JET-HOT®, combined with High Performance Coatings, Inc. (HPC), our first acquisition in 2005, doubles our size and creates a highly competitive force in automotive, trucking and aerospace coatings," said Paul Clayson, CEO of nCoat. "We can now add nano-coatings to the product mix of MCCI/JET-HOT® and cross sell the best of the products of both companies. With the 25 years of market experience of HPC and the 27 years of market experience of JET-HOT®, nCoat now has a depth of engineering and technical expertise not previously known in this market."

nCoat signed a stock purchase agreement to buy all capital stock in MCCI for $5 million cash and $1 million in nCoat common stock, or roughly one times projected 2007 revenue. Under the agreement, the acquisition is scheduled to close on June 29, 2007.

MCCI/JET-HOT®, headquartered in Philadelphia, Pennsylvania, develops, produces and applies a variety of high performance coatings products that include insulation, corrosion resistance, and abrasion and impact resistance, as well as lubricity properties. All coatings are applied at one of three regional production facilities located in Pennsylvania, Mississippi and Arizona.

JET-HOT® Coatings first launched operations in the demanding military aerospace industry on jet-fighter engines and submarine parts subjected to high temperatures, cyclical stress loads and corrosive environments. Early applications included protecting parts on aircraft-carrier launch systems for the US Navy and armored vehicles for the US Army. Within five years, products were released to the automotive aftermarket. JET-HOT's intellectual property base includes a popular Sterling(TM) formula, which includes silver powder.

MCCI sells JET-HOT® products in multiple industries including performance motorsports, automotive and over-the-road trucking, motorcycles, and recreational vehicles. Approximately 60% of MCCI/JET-HOT's $5.5 million annual revenue is generated in aftermarket high performance coatings applications.

"MCCI has done a superior job in branding their motorsports coatings under the JET-HOT® label. The founder of MCCI/ JET-HOT®, Mike Novakovic, has had a vision to drive aftermarket sales that have given JET-HOT® a strong market presence. We will learn from that leadership," Mr. Clayson added.

Anticipated key synergies resulting from this most recent nCoat acquisition include:

1.	nCoat will integrate proprietary nano-formulated coatings into the JET-HOT® product mix;
2.	nCoat and HPC will gain significant aftermarket branding and name recognition via the JET-HOT® brand;
3.	nCoat doubles its consolidated revenue base;
4.
nCoat will add immediate aftermarket cash flow to its current receivables oriented OEM revenue stream thus increasing margins, reducing customer concentration risk and leveraging the market position of both companies in motorsports and automotive markets;

5.	JET-HOT® formulations will enhance nCoat's (non-nano) high performance intellectual property coatings portfolio;
6.
JET-HOT® will offer corrosion protection, thermal management and abrasion resistant coatings on internal engine parts to its significant aftermarket customer base. To date, JET-HOT® has only offered external engine coatings to its customers;

7.	HPC will strengthen its market position in diesel engine manufacturing and over-the-road trucking markets;
8.	Corporate R&D, engineering, sales, accounting and purchasing operations can be consolidated to reduce costs;
9.	HPC and JET-HOT® application and mixing and blending plant facilities and processes can be consolidated; and
10.	Creation of "best of brand" for nCoat, HPC and MCCI/JET-HOT customers.

About nCoat, Inc.

nCoat, Inc. is an emerging nanotechnology company focused on the development of new nano-formulated and traditional coatings that make it an international leader in the development and marketing of coatings applied to metal, ceramics, fabric, and other materials. The Company specializes in nanotechnology research, commercialization, licensing, and distribution, and through its subsidiary companies develops and distributes commercially viable proprietary nanotechnology and traditional coatings products. At nCoat, we invite the world to "Innovate with us."

Notice Regarding Forward-Looking Statements

Except for statements of historical fact, the information presented herein may contain forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which nCoat, Inc. has little or no control. Statements in this press release which include words such as "anticipates," "plans," "potential," "will," "may," "should," and similar terms may include forward-looking statements. Additionally, statements relating to future revenues, the integration of MCCI/JET-HOT following the acquisition, the anticipated synergies resulting from the acquisition, and the Company's ability to compete in the coatings markets following the acquisition may also include forward-looking statements. Factors which could cause the Company's results to differ from the forward-looking statements include a decline or slower-than-anticipated growth in revenue opportunities related to the performance coating industry, a decline or slower-than-anticipated growth in the demand and use for nano-formulated commercial products and related revenue streams for the Company, difficulties in integrating MCCI/JET-HOT's products and corporate structure into the Company and its markets, and difficulties in integrating the Company's current products into the MCCI/JET-HOT product mix, as well as others listed in the "Risk Factors" sections of the Company's publicly filed reports. The Company expressly disclaims any obligation or intention to update any forward-looking statement.

ON BEHALF OF THE BOARD

nCoat, Inc.

Paul S. Clayson, Chief Executive Officer